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                                                                   EXHIBIT 11.1

                           SOFTKEY INTERNATIONAL INC.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

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
                                                           Three Months Ended            Six Months Ended
                                                                June 30,                      June 30,
                                                                --------                      --------
                                                          1995           1994           1995             1994
                                                          ----           ----           ----             ----
Fully Diluted

Net Income                                            $     7,954    $     3,954    $    17,973         10,245
Add:
Interest on convertible debentures and notes                 --              160           --              392
Amortization of convertible debenture issue costs            --               35           --               70
                                                      -----------    -----------    -----------     ----------
Adjusted net income                                   $     7,954    $     4,149    $    17,973         10,707
                                                      -----------    -----------    -----------     ----------

Weighted Average Common and Exchangeable
     Shares outstanding                                21,782,000     18,133,000     21,402,000     18,133,000

Incremental shares calculated by the Treasury
Stock
Method applied to options, convertible
     debentures and warrants issued, using the
     greater of the closing and average fair value      1,230,000      2,095,000      1,311,000      1,946,000
                                                      -----------    -----------    -----------     ----------
Common and common share equivalents
     outstanding for purposes of calculating fully
     diluted earnings per share                        23,012,000     20,228,000     22,713,000     20,079,000
                                                      ===========    ===========    ===========     ==========

Fully diluted earnings per share                      $       .35    $       .21    $       .79    $       .53
                                                      ===========    ===========    ===========     ==========
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